Exhibit 99.1


        JoS. A. Bank Clothiers Announces 28.5% Increase in October Sales;
                       Comparable Store Sales Rise 16.2%


    HAMPSTEAD, Md.--(BUSINESS WIRE)--Nov. 3, 2005--JoS. A. Bank Clothiers, Inc. (NASDAQ National Market: "JOSB") announces that its total sales for the fiscal month ended October 29, 2005 (fiscal October 2005) increased 28.5% to $37.0 million compared with $28.8 million in fiscal October 2004. Also, comparable store sales increased 16.2%, while combined catalog and Internet sales increased 19.5% in fiscal October 2005, when compared with the prior year period.
    "Despite the impact of the hurricanes in certain markets, we posted solid sales gains in all of our major product categories during the month of October," said Robert N. Wildrick, Chief Executive Officer of JoS. A. Bank Clothiers, Inc. "We are seeing the rewards of investments made in certain core fall inventory."
    The Company has opened 39 stores thus far in fiscal 2005 and expects to open an additional 14 to 18 stores in the fiscal fourth quarter. Six of the new stores were opened in the past 10 days. "The final number of new store openings this year is primarily dependant on finalizing certain construction, permitting and leasing matters," noted David E. Ullman, Chief Financial Officer of JoS. A. Bank Clothiers, Inc. "For fiscal 2006, we have already approved 44 sites and continue to expect to open approximately 50 to 65 new stores." The Company plans to open approximately 200 new stores in the next three to four years, growing its store network to 500 locations.
    Total sales for the third quarter ended October 29, 2005 increased 27.8% to $105.6 million compared with $82.6 million in the same period in 2004. Comparable store sales increased 14.1% for the quarter, while combined catalog and Internet sales increased 22.6%. Total sales for the nine months ended October 29, 2005 increased 23.0% to $300.8 million, compared with $244.6 million in the same period in 2004. Comparable store sales increased 7.7% in the first nine months of fiscal 2005, while combined catalog and Internet sales rose 24.1%, as compared with the prior year period.

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 307 stores in 39 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ National Market under the symbol "JOSB."

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 29, 2005. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
             or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com